  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1997
                                                    REGISTRATION NO. 33-80295
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                -------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                   TO REGISTRATION STATEMENT ON FORM S-1 ON

                                   FORM S-3
                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                -------------

                        ASSISTED LIVING CONCEPTS, INC.
             (Exact name of registrant as specified in its charter)


         NEVADA                                               93-1148702
(State or other jurisdiction                               (IRS Employer
 of incorporation or organization)                        Identification Number)

                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233

      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEPHEN GORDON
                            CHIEF FINANCIAL OFFICER
                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233

 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  Copies to:
                               Gary Olson, Esq.
                               Latham & Watkins
                      633 West Fifth Street - Suite 4000
                        Los Angeles, California  90071
                                (213) 485-1234

                                --------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, depending on market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                --------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PROSPECTUS          SUBJECT TO COMPLETION, DATED MARCH 31, 1997

                                  $9,559,000
                7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                   (INTEREST PAYABLE JANUARY 31 AND JULY 31)

                              637,266 SHARES
                    COMMON STOCK, PAR VALUE $.01 PER SHARE

                        ASSISTED LIVING CONCEPTS, INC.

     This Prospectus relates to $9,559,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2005 (the "Debentures") of Assisted Living Concepts, Inc., a Nevada Corporation (the "Company"), issued in a private placement on August 15, 1995 (the "Debenture Offering") and the 637,266 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which are issuable upon conversion of the Debentures (the "Conversion Shares"). The Debentures or the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." The Company will not receive any proceeds from this Offering.


     The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $9,559,000. Information concerning such Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $13,915,000.

     The Debentures are convertible into Common Stock at any time at or prior to maturity, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustment under certain circumstances. The Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market since issuance, but were not traded publicly prior to June 27, 1996, when the Debentures were registered under the Securities Act of 1933, as amended (the "Securities Act"). Since June 27, 1996 the Debentures have traded in the over-the-counter market. The Debentures are listed on the American Stock Exchange ("AMEX") and the Conversion Shares have been approved for listing on AMEX, subject to notice of issuance. The Common Stock is traded on AMEX under the symbol "ALF." On March 27, 1997, the last reported sale price of the Common Stock, as reported by AMEX, was $21.00 per share.

     The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after July 31, 1998 on at least 30 days' notice at a redemption price equal to 100% of the principal amount thereof plus accrued interest. See "Description of the Debentures."

     The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary. At February 28, 1997 the Company had $64,439,000 Senior Indebtedness.

     See "Risk Factors" commencing on page 3 of this Prospectus for a discussion of certain factors relevant to an investment in the Debentures and the Common Stock.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debentures and Conversion Shares may be offered for sale by the Selling Debentureholders from time to time in transactions effected on AMEX (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Debentures or Conversion Shares are then listed, admitted to unlisted trading privileges or included for quotation), in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Debentureholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Debentureholders and/or the purchasers of the Debentures and Conversion Shares for whom they may act as agent or to whom they sell Debentures or Conversion Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). See "Plan of Distribution."

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          The Date of this Prospectus is               , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Debentures and Conversion Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                          FORWARD LOOKING STATEMENTS

     The forward looking statements and comments contained in this Prospectus concerning, among other things, the prospects for the Company to grow and operate profitably, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. Actual results will be dependent upon many factors the outcome of which cannot be predicted as of the date of this Prospectus. The Company believes that it has summarized the most significant of such factors of which it is aware under the caption "Risk Factors." Accordingly, prospective investors should carefully consider such Risk Factors, which are provided commencing on Page 3 of this Prospectus in addition to the other information provided herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and (ii) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Debentures and Conversion Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Stephen Gordon, Chief Financial Officer, 9955 S.E. Washington, Suite 201, Portland, Oregon 97216.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Debentures or Conversion Shares offered hereby.

Limited Operating History; Anticipated Operating Losses

     The Company has a limited operating history. The Company realized net income of $149,000 for the year ended December 31, 1996, a loss of $575,000 for the fiscal year ended December 31, 1995 and a loss of $64,000 for the one month ended December 31, 1994. There can be no assurance losses will not be incurred in the future. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of the commencement of operations, the aggregate loss may increase by up to an additional $40,000. The Company currently plans to open 50 to 60 residences in 1997, of which eight had received certificates of occupancy by February 28, 1997. The Company estimates that the aggregate losses to be incurred during 1997 due to the opening of new buildings will range from $.5 million to $2.4 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

No Assurance as to Ability to Develop or Acquire Additional Assisted Living Residences

     The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company currently plans to open 50 to 60 residences per year in each of 1997 and 1998, there can be no assurance that such residences will be completed during this time frame, or, that they will be successful once completed. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and change in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residences developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition or results of operations.

Need for Additional Financing to Fund Future Development and Acquisitions

     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed by December 31, 1998 is between $280 million and $336 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

     The Company's aggregate annual fixed debt and lease payment obligations currently total approximately $11.9 million. These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. The Company has not historically covered its fixed charges with earnings. In addition, the

Company anticipates that future development of residences may be financed with construction loans, and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

Geographic Concentration; Dependence on State Medicaid Waiver Programs

     As of February 28, 1997, approximately 46.8% of the Company's properties are located in the State of Texas and approximately 24.1% are located in the State of Oregon; therefore, the Company is dependent on the economies of Texas and Oregon and, to a certain extent, on the continued funding of state Medicaid waiver programs. The Company has operated residences in Oregon since December 1994. In addition, the Company began operating residences in Texas and Washington in July 1995 and December 1995, respectively. During the years ended 1996 and 1995, direct payments received from state Medicaid agencies accounted for approximately 13.8% and 21.4% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 8% and 10% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in other states. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

Absence of Public Market for the Debentures

     The Debentures have been eligible for trading in the PORTAL Market since issuance, but were not traded publicly prior to June 27, 1996, when the Debentures were registered under the Securities Act. Since June 27, 1996 the Debentures have traded in the over-the-counter market. The Debentures are listed on AMEX, but there can be no assurance that an active or liquid trading market will develop or be sustained for the Debentures.

Possible Volatility of Stock Price

     The market price of the Common Stock into which the Debentures are convertible could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

Subordination of Debentures; No Restriction on the Incurrence of Additional Indebtedness

     The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, and are structurally subordinated to indebtedness of any subsidiary. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the Debentures only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Debentures. At February 28, 1997 the Company had approximately $64,439,000 in Senior Indebtedness, and there was no indebtedness of any subsidiary. See "Description of Debentures
-- Subordination of Debentures."

Dependence on Senior Management and Skilled Personnel

     The Company depends, and will continue to depend, upon the services of Dr. Wilson, its Chief Executive Officer and President, Connie Baldwin, its Director of Operations and Stephen Gordon, its Chief Administrative Officer and Chief Financial Officer. The Company has entered into an employment agreement with Dr. Wilson and has obtained a $500,000 key employee insurance policy covering her life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

Dependence on Reimbursement by Third-Party Payors

     A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. For the years ended December 31, 1996, 1995 and the one month ended December 31, 1994, the Company received, as a percentage of total revenue, under Medicaid programs 14%, 21% and 29%, respectively. Furthermore, there can be no assurance that the Company's proportionate percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Government Regulation

     Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. The Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, violations of which may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Company at all times attempts to comply with all applicable fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Company's operations or financial condition.

     The success of the Company will be dependent in part upon its ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded residents and revisions in licensing and certification standards. Currently, no federal rules explicitly define or regulate assisted living. In addition, federal and state laws currently exist restricting health care providers from referring patients to affiliated entities. The Company believes that its operations do not presently violate these referral laws. However, there can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed.

Staffing and Labor Costs

     The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of suitable wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

Competition

     The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

Difficulties of Managing Rapid Growth

     The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

Liability and Insurance

     The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

Environmental Risks

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

Dividend Policy

     The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                  THE COMPANY

     Assisted Living Concepts, Inc. (the "Company") develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of December 31, 1996, the Company licensed or had certificates of occupancy for sixty-seven assisted living residences containing an aggregate of 2,382 units. As of February 28, 1997, the Company had certificates of occupancy for seventy-nine assisted living residences containing an aggregate of 2,845 units.

     Currently, all the Company's residences are located in small communities in Oregon, Washington, Texas, Idaho and New Jersey. Of the seventy-eight residences that had certificates of occupancy as of February 28, 1997, 45 residences (1,653 units) were owned and 33 residences (1,153 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, Washington, Texas, Idaho, New Jersey, Ohio and other states with regulatory and reimbursement climates that the Company believes are favorable. As of February 28, 1997, the Company had purchased land or commenced construction on twenty-one residences (approximately 820 units). In addition, the Company has entered into land purchase option agreements for the development of thirty-one residences. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1996, which relate primarily to the development of new residences, were $122 million.

     The Company is a Nevada corporation and its principal executive offices are located at 9955 S.E. Washington, Suite 201, Portland, Oregon 97216, telephone number (503) 252-6233.

                      RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for the Company and its predecessor for the periods indicated:

                  Predecessor                              The Company
                  -----------                              -----------
                                Eleven
       Years ended           months ended          Month ended      Years ended
       December 31,          November 30,          December 31,     December 31,
       -----------           -----------           -----------      -----------
    1992        1993            1994                  1994(1)       1995(1) 1996
    ----        ----            ----                  ------        ------  ----

    1.08        1.74            1.71                    --           --      .07

(1) For the one month period ended December 31, 1994 and the year ended December 31, 1995, fixed charges exceeded earnings by $64,000 and $1,152,000, respectively.

                                USE OF PROCEEDS

     The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Debentureholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                           SELLING DEBENTUREHOLDERS

     The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on August 15, 1995 pursuant to Rule 144A and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Debentureholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Debentureholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by Depository Trust Company and by or on behalf of the Selling Debentureholders.

                                                         Principal       Principal
                                                         Amount of       Amount of
                                                         Debentures      Debentures     Percent of
                                                        Beneficially      That May      Outstanding
      Name                                                 Owned           be Sold       Debentures
      ----                                                 -----           -------       ----------
Chase Manhattan trustee for IBM Corp.
  Retirement Plan Trust Dtd 12-18-45
  Convertible Account............................        $1,289,000      $1,298,000          9.26%

High Income Fund, Inc............................         1,000,000       1,000,000          7.19

High Income Fund II, Inc.........................         1,000,000       1,000,000          7.19

Heritage Series Trust - Small Cap Stock Fund.....           750,000         750,000          5.39

Bankers Trust trustee for Chrysler Corp.
  Emp#1 Pension Plan Dtd 4-1-89
  converts.......................................           645,000         645,000          4.64

Comdisco Foundation..............................           500,000         500,000          3.59

Bankers Trust trustee for Chrysler Corp.
  Emp#1 Pension Plan Trust Dtd 4-1-89............           460,000         460,000          3.31

                                                         Principal       Principal
                                                         Amount of       Amount of
                                                         Debentures      Debentures     Percent of
                                                        Beneficially      That May      Outstanding
      Name                                                 Owned           be Sold       Debentures
      ----                                                 -----           -------       ----------
Chase Manhattan trustee for IBM Corp.
  Ret. Plan Trust Dtd 12-18-45.................           460,000           460,000          3.31


State Street Bank Cust. for G.E. Pension
  Trust........................................           460,000           460,000          3.31


City of Milford, Conn. Pension and
  Retirement Fund..............................           285,000           285,000          2.05


TCW/DW Income and Growth Fund..................           280,000           280,000          2.01


TCW Galileo Convertible Securities
  Fund, Inc....................................           260,000           260,000          1.87


TCW Convertible Securities Fund, Inc...........           260,000           260,000          1.87


Vista Small Cap Equity Fund....................           250,000           250,000          1.80


Michael D. Mintz Trust.........................           200,000           200,000          1.44


William N. Pontikes............................           200,000           200,000          1.44


Vista Balanced Fund............................           150,000           150,000          1.08


Awad & Associates L.P..........................           100,000           100,000          *


John F. Kosik..................................           100,000           100,000          *


Nanette E. Scofield............................           100,000           100,000          *


Pontikes Family Trust, William M.
  Pontikes TTEE................................           100,000           100,000          *


Vista Equity Income Fund.......................           100,000           100,000          *


Barbara Slater.................................            50,000            50,000          *


Brian Donnally & Catherine Donnally............            50,000            50,000          *


Elizabeth Scofield.............................            50,000            50,000          *


Martin Walsh...................................            50,000            50,000          *


Nanette & Elizabeth Scofield TTEES
  FBO Anthony Scofield.........................            50,000            50,000          *


Neurological Specialists Employees'
  Profit Sharing Trust.........................            50,000            50,000          *


Neurological Specialists Employees'
  Pension Trust................................            50,000            50,000          *


Stanley Nemer as Trustee of RF Capital
  Trust........................................            50,000            50,000          *


Stanley Nemer as Trustee of Rose
  Fingerhut Lifetime Trust.....................            50,000            50,000          *


The Edward Stewart Revocable Trust.............            50,000            50,000          *


Thermo Securities Corp.........................            50,000            50,000          *


Jessica Farkas.................................            50,000            50,000          *


Lois/USA Inc. Profit Sharing Plan..............            10,000            10,000          *
                                                       ----------        ----------      -----
                                                       $9,559,000        $9,559,000      68.70%
                                                       ==========        ==========      =====

                                                       * less than 1%

                             PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on AMEX (or through the facilities of any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association, on which any of the Debentures or Conversion Shares are then listed, admitted to unlisted trading privileges or included for quotation) on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Common Stock through underwriters, including any of the initial purchasers of the Debentures, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures and shares of Common Stock less any commissions. There is no assurance that the Selling Debentureholders will sell any or all of the Debentures or shares of Common Stock offered hereby.

     The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     The Debentures are listed on AMEX. However, there can be no assurance that an active market for the Debentures will develop.

     In order to comply with the securities laws of certain states, if applicable, the Debentures and Conversion Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Debentures were originally sold on August 15, 1995 in a private placement at a purchase price of 100% of their principal amount. The Company agreed to indemnify and hold the initial purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

     The Company will pay all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. See "Selling Debentureholders."

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture dated as of August 15, 1995 (the "Indenture") between the Company and Harris Trust and Savings Bank, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $13,915,000.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

General

     The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and will mature on July 31, 2005. The Debentures are limited to $20,000,000 aggregate principal amount and bear interest semiannually on January 31 and July 31 of each year commencing January 31, 1996 at the rate per annum of 7.0%. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the January 15 or July 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

     The Trustee currently acts as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

Delivery and Form of Debentures

     Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) were issued in global form (the "Rule 144A Global Debentures") and were deposited on August 15, 1995 with the Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository. Those Debentures that were initially sold to institutional accredited investors (the "Accredited Investor Debentures") were initially issued in fully registered form. The Debentures resold pursuant to this Prospectus will be issued in global form (the "New Global Debentures") and will be deposited on behalf of the Depository and registered in the name of Cede & Co. Beneficial interests in the Rule 144A Global Debentures and the New
Global Debentures may be exchanged for definitive securities in accordance with the terms of the Indenture.

     A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

Conversion Rights

     The holders of the Debentures are entitled at any time prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debenture (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interest in shares of Common Stock upon conversion of the Debentures and, instead will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading day prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

     The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Company's Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of Shares; reclassification of the Shares resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them for a period of 60 days to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures received notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

     If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

     Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment bankers or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

     In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

Subordination of Debentures

     The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined), and is structurally subordinated to indebtedness of any subsidiary. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest on and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed. There is no limit on the amount of Senior Indebtedness that the Company may incur. At February 28, 1997 the Company had approximately $64,439,000 in Senior Indebtedness, and there was no indebtedness of any subsidiary.

Optional Redemption

     The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing July 31, 1998 at the option of the Company on at least 30 days' and not more than 60 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof plus interest accrued to the date of redemption.

Modification of the Indenture

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of Holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the Holders of 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each Holder of any Debenture affected, an amendment, waiver or supplement may not (a) reduce the amount of Debentures whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debenture; (c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture; (e) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

Events of Default, Notice and Waiver

     The following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to the
Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1,000,000, whether existing on the date of the execution of the Indenture or thereafter created, if such acceleration is not annulled within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of outstanding Debentures; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the Holders of at least 25% in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

     The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

    The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

     No consent of Debentureholders is required for the Company to consolidate with or merge into or transfer or transfer substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of Debentureholders required for any amendment of the Indenture or the Debentures by the Company and the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of any Debentureholder.

     The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Purchase Agreement and the Indenture.

Consolidation, Merger, Sale or Conveyance

     The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

Marketability

     The Debentures have no established trading market. The Debentures are listed on AMEX, but there can be no assurance that an active or liquid trading market will develop or be sustained for the Debentures.

Governing Law

     The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

Registration Rights Agreement

     The Company has agreed to use its best efforts, subject to the receipt of necessary information from the Purchasers, to prepare and file with the Commission a Registration Statement, of which this Prospectus is a part, with respect to the resale of the Debentures and the Conversion Shares from time to time in the over-the-counter market, in privately negotiated transactions or on AMEX, as the case may be. The Company has also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Conversion Shares have been sold thereby or until the Debentures and the Conversion Shares are no longer, by reason of Rule 144(k) of the Commission or any other rule of similar effect, required to be registered for the sale thereof by the Purchasers.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Debentures and the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California and New York, New York and by Schreck, Jones, Bernhard, Woloson & Godfrey, Las Vegas, Nevada.

                                    EXPERTS

     The financial statements of Assisted Living Concepts Group (the predecessor of the Company) for the eleven months ended November 30, 1994 and of the Company for the one month ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Company as of December 31, 1996 and 1995 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations in connection with this offering must not be relied upon as having been authorized by the Company or by any Selling Debentureholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.



               ----------------------

                  TABLE OF CONTENTS


                                                    Page
Available Information...............................  2

Incorporation of Certain Documents by Reference.....  2

Risk Factors........................................  3

The Company.........................................  8

Ratio of Earnings to Fixed Charges..................  9

Use of Proceeds.....................................  9

Selling Debentureholders............................  9

Plan of Distribution................................ 11

Description of Debentures........................... 12

Legal Matters....................................... 16

Experts............................................. 16


================================================================================


                                  $9,559,000
                          7% Convertible Subordinated
                              Debentures Due 2005

                                637,266 SHARES
                                 Common Stock


                                ASSISTED LIVING
                                CONCEPTS, INC.






                              ___________________

                                  PROSPECTUS
                              ___________________



                                             , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee..............................   $6,890

AMEX Filing Fee...................................   15,000

Printing and Engraving Expenses...................   25,000

Legal Fees and Expenses...........................   50,000

Accounting Fees and Expenses......................   35,000

Registrar and Transfer Agent Fees and Expenses....    7,000

Miscellaneous Expenses............................    6,110


     Total                                          145,000

     All of the costs identified above will be paid by the Company.

Item 15.  Indemnification of Directors and Officers.

     The Company's Articles of Incorporation provide that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's Bylaws.

     In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Article III, Section 13 of the By-Laws is not paid in full within ninety
(90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article III, Section 13 of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13 of the By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
 -----------          ----------------------------------------
    2.1               Merger Agreement between the Company and CCL Sub, Inc.
                      (Incorporated by reference to the same titled exhibit to
                      the Company's Registration Statement on Form S-1, File No.
                      33-83938).

    2.2               Agreement and Plan of Corporate Separation and
                      Reorganization between Concepts in Community Living, Inc.
                      and Keren Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    2.3               Assignment, Bill of Sale, License, and Assumption
                      Agreement between Concepts in Community Living, Inc. and
                      CCL Sub, Inc. (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    2.4               Purchase Agreement between the Company and Lincoln City
                      Limited Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    2.5               Letter Purchase Agreement between the Company and Madras
                      Senior Residence, LRW Partners, Keren Brown Wilson and Mr.
                      Joseph Hughes (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's
                      Registration Statement on Form S-1, File No. 33-83938).

    3.2 Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration
                      Statement on Form S-1, File No. 33-83938).

    4.1 Indenture, dated as of August 15, 1995, between the Company and Harris Trust and Savings Bank, as Trustee, in respect of the Company's 7.0% Convertible Subordinated
                      Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form
                      10-Q for the period ended September 30, 1995, File No. 1-
                      13498).

    4.2               Form of 7.0% Convertible Subordinated Debentures due 2005
                      (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).

    4.3 Registration Rights Agreement, dated as of August 2, 1995, between the Company and the initial purchasers of its 7.0%
                      Convertible Subordinated Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's
                      Quarterly Report on Form 10-Q for the period ended
                      September 30, 1995, File No. 1-83938).

    5.1               Opinion of Latham & Watkins (previously filed).

    5.2               Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey
                      (previously filed).

   10.1 Stock Option Plan of the Company (Incorporated by reference to the same titled exhibit to the Company's
                      Registration Statement on Form S-1, File No. 33-83938).

   10.2               Employment Agreement between the Company and Keren B.
                      Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form
                      S-1, File No. 33-83938).

                                             II-3


 EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
 -----------          ----------------------------------------
   10.3               Amendment to 1994 Stock Option Plan (Incorporated by
                      reference to the same titled exhibit to the Company's
                      Registration Statement on Form S-8, File No. 333-2352).

   12.1               Computation of Ratio of Earnings to Fixed Charges
                      (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

   23.1               Consent of Latham & Watkins (included in Exhibit 5.1).

   23.2               Consent of Schreck, Jones, Bernhard, Woloson & Godfrey
                      (included in Exhibit 5.2).

   23.3               Consent of Price Waterhouse LLP.

   23.4               Consent of KPMG Peat Marwick LLP.

   24.1               Power of Attorney (previously filed).

   25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee (previously filed).

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, as of the 31st day of March, 1997.


                                 ASSISTED LIVING CONCEPTS, INC.

                                 By:  /s/Keren B. Wilson
                                     -----------------------------
                                     Keren B. Wilson
                                     President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:


         Signatures                           Title                          Date
         ----------                           -----                          ----
 /s/ Keren B. Wilson                  Director, President and             March 31, 1997
-----------------------------         Chief Executive Officer
    Keren B. Wilson                   (Principal Executive Officer)



  /s/ Stephen Gordon                  Chief Administrative Officer        March 31, 1997
-----------------------------         and Chief Financial
    Stephen Gordon                    Officer (Principal Financial
                                      and Accounting Officer)

  /s/ Rhonda S. Marsh                 Controller                          March 31, 1997
-----------------------------
      Rhonda S. Marsh


             *                         Chairman of the                    March 31, 1997
-----------------------------          Board of Directors
     William McBride III


             *                         Director                           March 31, 1997
-----------------------------
     Andre C. Dimitriadis


             *                         Director                           March 31, 1997
-----------------------------
     Richard C. Ladd


             *                         Director                           March 31, 1997
-----------------------------
     Bradley C. Razook


*By:  /s/ Keren B. Wilson
    ----------------------------
        Keren B. Wilson
        Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
  -----------                       ----------------------
    2.1                Merger Agreement between the Company and CCL Sub, Inc.
                       (Incorporated by reference to the same titled exhibit to
                       the Company's Registration Statement on Form S-1, File
                       No. 33-83938).

    2.2                Agreement and Plan of Corporate Separation and
                       Reorganization between Concepts in Community Living, Inc.
                       and Keren Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    2.3                Assignment, Bill of Sale, License, and Assumption
                       Agreement between Concepts in Community Living, Inc. and
                       CCL Sub, Inc. (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    2.4                Purchase Agreement between the Company and Lincoln City
                       Limited Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration
                       Statement on Form S-1, File No. 33-83938).

    2.5                Letter Purchase Agreement between the Company and Madras
                       Senior Residence, LRW Partners, Keren Brown Wilson and
                       Mr. Joseph Hughes (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

    3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's
                       Registration Statement on Form S-1, File No. 33-83938).

    3.2 Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration
                       Statement on Form S-1, File No. 33-83938).

    4.1 Indenture, dated as of August 15, 1995, between the Company and Harris Trust and Savings Bank, as Trustee, in respect of the Company's 7.0% Convertible Subordinated
                       Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File
                       No. 1-83938).

    4.2                Form of 7.0% Convertible Subordinated Debentures due 2005
                       (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).

    4.3                Registration Rights Agreement, dated as of August 2,
                       1995, between the Company and the initial purchasers of its 7.0% Convertible Subordinated Debentures due 2005
                       (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).

    5.1                Opinion of Latham & Watkins (previously filed).

    5.2                Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey
                       (previously filed).

   10.1 Stock Option Plan of the Company (Incorporated by reference to the same titled exhibit to the Company's
                       Registration Statement on Form S-1, File No. 33-83938).

   10.2                Employment Agreement between the Company and Keren B.
                       Wilson (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form
                       S-1, File No. 33-83938).

   10.3 Amendment to 1994 Stock Option Plan (Incorporated by reference to the same titled

                                       1

                       exhibit to the Company's Registration Statement on Form
                       S-8, File No. 333-2352).

   12.1                Computation of Ratio of Earnings to Fixed Charges
                       (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).

   23.1                Consent of Latham & Watkins (included in Exhibit 5.1).

   23.2                Consent of Schreck, Jones, Bernhard, Woloson & Godfrey
                       (included in Exhibit 5.2).

   23.3                Consent of Price Waterhouse LLP.

   23.4                Consent of KPMG Peat Marwick LLP.

   24.1                Power of Attorney (previously filed).

   25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee
                       (previously filed).

                                       2